Exhibit 99.1

              Arbor Realty Trust Reports First Quarter 2005 Results

    First Quarter Highlights:

     - Net income increased 213% to $9.7 million from 1Q04

     - Earnings per share of $0.58 basic and diluted

     - New loan/investment originations of $244 million

     - Increased quarterly dividend to $0.55 per share, up 17% from 4Q04

    UNIONDALE, N.Y., May 9 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced financial results for the quarter ended March 31, 2005. Arbor reported net income for the quarter of $9.7 million, or $0.58 per basic and diluted common share, compared to net income for the quarter ended March 31, 2004 of $3.1 million, or $0.38 per basic and diluted common share.

    "We are very pleased to report another quarter of record earnings," said Ivan Kaufman, Chairman and Chief Executive Officer of Arbor. "Arbor's financial results for the first quarter reflect the progress we have made in all facets of our business. While our portfolio continues to grow and we have made some very effective investments, we are particularly pleased with the progress we made this quarter in diversifying and stabilizing our financing sources. We believe these improvements will serve us well in the future. Our success this quarter reflects solid execution of our business plan and management's unwavering commitment to enhancing shareholder value."

    During the quarter, Arbor originated eleven loans and investments totaling $244 million. "We have experienced the highest volume of new loans this quarter, surpassing all previous quarters in our operating history," said Mr. Kaufman. "Our production sources and pipeline are strong, but we are aware the market is becoming increasingly competitive."

    Total revenues for the quarter ended March 31, 2005 were $23.5 million, an increase of 187% from the first quarter of 2004.

    At March 31, 2005, the net balance in the loan and investment portfolio was $871 million. The average balance of the loan and investment portfolio during the first quarter was $826 million and the average yield on these assets for the quarter was 11.07%.

    Arbor's investments in mortgage-related securities had a weighted average balance in the first quarter of $44.7 million and an average yield of 2.36%. These assets were financed by borrowings with a weighted average balance in the quarter of $42.8 million and an average cost of 2.73%.

    Interest expense for the quarter was $8.3 million, an increase of 217% from the first quarter of 2004. This increase reflects increased average borrowings during the quarter as well as increased interest rates. The average balance of debt financing on the loan and investment portfolio during the quarter was $581 million and the average cost of these borrowings was 5.54%.

    For the quarter, Arbor's manager, Arbor Commercial Mortgage, LLC, earned $1.0 million of incentive compensation, representing 25% of the amount by which earnings for the four most recent quarters exceeded a 9.5% return on equity, as described in the management agreement with Arbor's manager. Arbor Commercial Mortgage intends to exercise its option to receive the entire amount of its incentive compensation in shares of Arbor's common stock.

    Financing Activity

    Mr. Kaufman commented, "We have made significant progress in diversifying our financing sources since the beginning of the year. With the addition of a $305 million CDO debt facility, a new $50 million secured financing facility and the issuance of $27 million of long-term junior subordinated notes, we believe we are well positioned to finance future growth of the portfolio." As of March 31, 2005, Arbor's financing facilities for the loan and investment portfolio totaled approximately $950 million and borrowings outstanding under such facilities were $664 million.

    In April, Arbor issued an additional $51 million of long-term junior subordinated notes, further enhancing its financing sources. Mr. Kaufman commented, "We believe these long term subordinated notes is a preferable alternative to raising additional equity at this time, thereby helping us achieve our objective of preserving and enhancing shareholder value. We believe the borrowing capacity within our financing facilities is adequate to support continued growth in the portfolio and enhance shareholder returns."

    Portfolio Activity

    During the first quarter of 2005, we originated eleven new loans and investment commitments totaling $244 million. Of the new loans and investments, six were mezzanine loans totaling $128 million, two were bridge loans totaling $60 million, two were junior participating interests totaling $50 million and one was a preferred equity investment of $6 million.

    During the quarter, approximately $211 million of loans paid off. Of this amount, $110 million were loans on condominium conversion projects that were completed, $56 million were loans on properties that were either sold or refinanced outside of Arbor, and $45 million were loans refinanced within Arbor's portfolio.

    At March 31, 2005, the loan and investment portfolio unpaid principal balance was $875 million with a weighted average current interest pay rate of 8.82%. At the same date, advances on financing facilities pertaining to the loan and investment portfolio totaled $664 million, with a weighted average current interest rate of 5.10%.

    The loan and investment portfolio continues to perform according to terms and there have been no defaults. Arbor continues to seek loans and investments that will generate superior risk-adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

    Dividend

    As previously disclosed, a dividend of $0.55 per share for the quarter ended March 31, 2005 will be paid on May 15, 2005 to shareholders of record on April 30, 2005.

    Annual Meeting

    Arbor Realty Trust's 2005 Annual Meeting will be held on Wednesday, May 25, 2005 at 1:00 pm EDT. The meeting will be held at the Teleconference Center on the lower level of 333 Earle Ovington Blvd., Uniondale, New York.

    Earnings Conference Call

    Management will host a conference call today at 10:00 a.m. EDT. A live webcast of the conference call will be available online at http://www.arborrealtytrust.com. Web participants are encouraged to go to Arbor's Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable without charge at http://www.real.com. Those without Web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (800) 329-9097 for domestic callers and (617) 614-4929 for international callers. The participant passcode for both is 64410076.

    After the live webcast, the call will remain available on Arbor's Web site, http://www.arborrealtytrust.com through June 9, 2005. In addition, a telephonic replay of the call will be available until May 16, 2005. The replay dial-in number is (888) 286-8010 for domestic callers and (617) 801-6888. Please use passcode: 81524132.

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2004 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:
     Arbor Realty Trust, Inc.
     Rick Herbst, Chief Financial Officer
     516-832-7408
     rick.herbst@thearbornet.com

     Investors:
     Stephanie Carrington/ Denise Roche
     The Ruth Group
     646-536-7017 / 7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com

     Media:
     Bonnie Habyan, SVP of Marketing
     516-229-6615
     bonnie.habyan@thearbornet.com

                    Arbor Realty Trust, Inc. and Subsidiaries

                Consolidated Statements of Operations (unaudited)

                                                      Quarter Ended March 31,
                                                   -----------------------------
                                                       2005             2004
                                                   ------------     ------------
Revenues:
   Interest income                                 $ 23,121,158     $  8,163,391
   Other income                                         387,798           21,104

   Total revenues                                    23,508,956        8,184,495

Expenses:
   Interest expense                                   8,326,153        2,623,893
   Employee compensation and benefits                 1,154,209          613,306
   Stock based compensation                              92,027          114,201
   Selling and administrative                           845,879          244,311
   Management fee - incentive                         1,021,132                -
   Management fee - base                                609,186          293,118

   Total expenses                                    12,048,586        3,888,829

Income before minority interest and
   income from equity affiliates                     11,460,370        4,295,666

Income from equity affiliates                           446,997                -

Income before minority interest                      11,907,367        4,295,666

   Income allocated to minority
    interest                                          2,201,726        1,191,339

Net income                                         $  9,705,641     $  3,104,327

   Basic earnings per common share                 $       0.58     $       0.38

   Diluted earnings per common share               $       0.58     $       0.38

                    Arbor Realty Trust, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                  March 31, 2005      December 31, 2004
                                                 -----------------    -----------------
                                                    (unaudited)           (audited)
Assets:

  Cash                                           $      29,271,330    $       6,401,701
  Restricted Cash                                       72,873,350                    -
  Loans and investments, net                           863,307,608          831,783,364
  Related party loans, net                               7,749,538            7,749,538
  Available-for-sale securities, at
   fair value                                           43,351,909           46,582,592
  Investment in equity affiliates                       13,549,920            5,254,733
  Other assets                                          23,852,458           14,523,249

        Total assets                             $   1,053,956,113    $     912,295,177

Liabilities and stockholder's equity:

  Repurchase agreements                          $     290,073,891    $     409,109,372
  Collateralized debt obligations                      305,319,000                    -
  Notes payable                                        109,941,000          165,771,447
  Due to related party                                   7,374,360              158,503
  Due to borrowers                                       5,184,110            8,587,070
  Other liabilities                                      5,797,868            5,665,881

        Total liabilities                              723,690,229          589,292,273

Minority interest                                       60,782,133           60,249,731

Commitments and contingencies                                    -                    -

Stockholder's equity:
  Preferred stock, $0.01 par value:
   100,000,000 shares authorized;
   3,776,069 shares issued and outstanding                  37,761               37,761
  Common stock, $0.01 par value:
   500,000,000 shares authorized;
   16,741,122 and 16,467,218 shares
   issued and outstanding, respectively                    167,411              164,672
  Additional paid-in capital                           258,997,497          254,427,982
  Retained earnings                                     10,761,064            8,813,138
  Deferred compensation                                   (164,673)            (160,780)
  Accumulated other comprehensive loss                    (315,309)            (529,600)

        Total stockholder's equity                     269,483,751          262,753,173

        Total liabilities and
         stockholder's equity                    $   1,053,956,113    $     912,295,177

SOURCE  Arbor Realty Trust, Inc.
    -0-                             05/09/2005
    /CONTACT: Rick Herbst, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7408, rick.herbst@thearbornet.com; or Investors, Stephanie arrington, +1-646-536-7017, scarrington@theruthgroup.com or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group; or Media, Bonnie Habyan, SVP of Marketing of
Arbor Realty Trust, Inc., +1-516-229-6615, bonnie.habyan@thearbornet.com /
    /Web Site: http://www.arborrealtytrust.com /